Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:05 AM 09/07/2017
FILED 10:05 AM 09/07/2017

SR 20176050538 – File Number 2888556

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CEMTREX, INC.

(a Delaware corporation)

The undersigned, Saagar Govil, hereby certifies that:

1. He is the Chairman, President and Chief Executive Officer of Cemtrex, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the resolutions adopted and approved at a meeting of the Board of Directors of the Corporation to execute this instrument.

2. This Certificate of Amendment of the Certificate of Incorporation of the Corporation was duly approved by the Corporation’s Board of Directors, and duly adopted by stockholders holding a majority of the outstanding shares of common stock and preferred stock of the Corporation, by written consent as of August 7, 2017, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article 4 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE 4. CAPITAL STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, consisting of (i) Twenty Million (20,000,000) shares of Common Stock, par value $0.001 per share, and (ii) Twenty Million (20,000,000) shares of Preferred Stock, par value of $0.001 per share. Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

4. This Amendment to the Certificate of Incorporation of the Corporation has been duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

5. This Amendment to the Certificate of Incorporation of the Corporation shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 6th day of September 2017.

By:	/s/ Saagar Govil
Saagar Govil
Chairman, President and Chief Executive Officer